Repertory No. 4940418370

LOAN CONTRACT
Italian Republic
In the year 2006 two thousand six, on the 14th fourteenth day of June,
In Como, in my legal office in via Pessina n. 3,
Before me, Dr. Massimo Caspani, Public Notary in Como, registered with the Public Notary Roll of Como, are personally present:
- On behalf of “BANCA NAZIONALE DEL LAVORO S.P.A.”, with registered offices in Rome, via Vittorio Veneto n. 119, registered with the Banks Registry and parent company of the Bank Group B.N.L., registered with the Registry of Bank Groups at the Bank of Italy, share capital of euro 2,225,462,862.24 fully paid up, tax code and Registry of Companies of Rome No. 00651990582 (in the present Agreement referred to in short as the “Bank”), Messrs.:
Bruno Dagostini, born in Como on 28 July 1968,
Claudio Lunati, born in Alessandria on 30 July 1965,
Both domiciled for their office in Como, piazza Cavour n. 33-34. The above people, are acting in their office of managers, with powers of signature, for the Area of the Lombardy Territory of the "Bank", by virtue of the resolution passed by the Executive Committee on 14 May 2004 - minutes n. 5489. An authenticated excerpt of the above minutes is attached under the letter "A" to the deed dated 27 June 2005, repertory n. 47251/17361 under my seal, registered in Como on 28 June 2005 under n. 5432;
Laura Iris Ferro, born in Milan on 3 August 1951, domiciled for her office in Villa Guardia, locality Civello, piazza XX Settembre n. 2, who has declared that she is entering this deed on behalf and as representative of “Gentium - S.p.A.”, with registered offices in Villa Guardia, locality Civello, piazza XX Settembre n. 2, share capital of euro 9.711.488, registered with the Registry of Companies of Como, registration number and tax code: 02098100130. The above person is acting in her office of Chairperson of the Board of Directors of the Company, and possesses the necessary powers by virtue of the Board resolution passed on 16 May 2006, (in the present Agreement referred to in short as “Debtor”).
The above people, whose personal data, office and powers I, Public Notary, am certain of, agree as follows.-
Art. 1
(Loan Amount)-
1. The “Bank”, represented as indicated above, grants to the “Debtor”, which accepts through its representative, a loan of euro 2,800,000.00 (two million eight hundred thousand point zero zero) in compliance with the company memorandum and articles 10, 38 and following of Law Decree n. 385 of 1st September 1933 issued regarding treasury needs connected with business development (Consolidation Act of the Laws regulating Bank and Credit Matters). -
2. The loan is granted in compliance with the covenants and obligations laid down by the norms of Law regulating these matters, with the Civil Code, the present Agreement, the deeds of quittance and the covenants specifications. The latter are undersigned by the parties and me, Public Notary, and are attached to the present deed under the letter “A”, to form an integral and substantial part of the same. The parties declare that they have already read all the above and that they accept all the clauses contained therein.
Art. 2
(Interest Rate and Fee)
1. With regard to the loan, the "Debtor" undertakes to pay interest to the “Bank” at the end of each six-month period. The interest shall be calculated according to the effective days, by applying the 360 (three hundred and sixty) divisor. The nominal annual rate shall correspond to the six months "Euribor" - Euro Interbank Offered Rate - increased by 0.15 (zero point fifteen) points.
The above rate shall be increased by an annual spread equal to 0.85 (zero point eighty-five) points, to the benefit of the "Bank".
2. For the first period of interest, starting from the date of disbursement of the loan until the due date of the first installment, rather than the six-month “Euribor”, the “Bank” shall calculate the “Euribor” rate corresponding to the shortest time of the same period.

3. The “Euribor” applied shall be the rate offered with regard to the inter-bank time deposits denominated in euro at 11.00, Central Europe time, as communicated by the Euribor Panel Steering Committee. The above rate is publicized on the telematic network and is generally published in the daily newspaper Il Sole 24 ore, on the second working day prior to the due date of the previous period of interest (installment). Should the latter date fall on a bank holiday day, the value date of the “Euribor” shall be calculated with reference to the first working day after the above date (unless it falls on the last day of the month, in which case, the value date of the rate shall be calculated with reference to the first working day before such date). On the current date, the six-month “Euribor” rate is equal to the nominal annual rate of 3.108% (three point one zero eight).
4. Should the “Euribor” rate not be offered or made available on the date of calculation:
- With regard to the amounts not yet disbursed: the date of disbursement shall be the next first working day in which the rate offered is made available;
- With regard to the amounts already disbursed: the rate of the previous period of interest (installment) shall be applied.
5. Before the due date of each installment, the “Bank” shall communicate to the “Debtor” the applicable rate and the amount of the installment which must be paid by the “Debtor”.
6. The “Debtor” furthermore undertakes to pay the “Bank”, at the time of execution of the present Agreement, a una tantum grant fee equal to 0.05% (zero point zero five per cent) on the amount of the loan.
7. The cost synthetic indicator applied to the present loan, as laid down by the norms and regulations on the transparency of the contractual conditions of bank and financial operations and services, is equal to 4.23% (four point two three per cent), as shown in the Synthetic Document attached to the present Agreement under the letter “B”.
The above indicator is mentioned just as an indication, since the date of disbursement of the loan is still unknown.
Art. 3
(Terms and Conditions of Disbursement and Reimbursement)
1. The loan shall be paid out in one or more installments, as decided by the “Bank”, in accordance with the terms and conditions laid down in article 1 of the covenants specifications.
2. The loan shall have a duration of 8 (eight) years, with a maximum pre-amortization period of 12 (twelve) months (included). The loan must be used by 30 September 2006.
The due dates of the installments, the start date of the amortization period, as well as the due dates of the first and last installments shall be fixed at the time of execution of the deed of quittance.
3. The loan must be reimbursed through n. 14 (fourteen) deferred six-month installments, constituted by a constant principal share amounting to euro 200,000.00 (two hundred thousand point zero zero), plus interest, calculated in accordance with the criteria indicated in arti-cle 2 above.
4. The interest related to the pre-amortization period shall be paid at the end of every six-months, starting from the date of disbursement, or, in the case of more than one disbursements, from the date of each individual disbursement until the beginning of the amortization period. The interest rate shall be calculated in accordance with the criteria indicated in article 2 above.
Art. 4
(Default Interest)
1. The “Debtor” shall pay default interest on any sums due to the “Bank” for any title, or with regard to any capital sum, interest, expenses or accessory costs paid after the due date. The interest shall be equal to the rate agreed in the Contract increased by five points, and it shall not be subject to periodic capitalization.
2. Should the default interest, calculated as specified above, be equal to or higher than the three-month threshold rate established pursuant to law n. 108/1996 (“Provisions On Usury”) - issued with regard to “Loan” operations - the related threshold rate, currently equal to the annual 6.24% (six point two four per cent), shall be applied to each calendar quarter of default. In any case, the default rate shall not be lower than the rate agreed in the present Contract.

3. The default interest shall be calculated by full right, just in the event of expiry of the terms, without need of any order or statement of default. This shall not prejudice the faculty of the “Bank” to decide that the “Debtor” shall no longer benefit from the term, or its right to terminate the Agreement and, consequently, to obtain the total reimbursement of the sums due for the residual principal, interest, expenses and accessory costs.
Art. 5
(Real Estate Mortgage)
1. As a warranty for the complete and regular fulfillment of all the obligations undertaken by the “Debtor”, in compliance with the present Agreement and the covenants specifications attached herewith, in particular with regard to the reimbursement, including the early reimbursement of the principal sum, the payment of the interest or any possible default interest, any accessory expenses, as well as the reimbursement of the expenses, the “Debtor” undertakes, at its own charge and to the benefit of the “Bank”, to register a mortgage on the real estate owned by the same “Debtor”. The real estate, which is described at the foot of the present Agreement, shall include any adjacent parts, accretions, new buildings, developments, additional raise floors, any appurtenances or anything which, in any case, is considered to be real estate in compliance with the law, as well as anything which may be introduced or transported into the same in the future.
2. The mortgage is recorded for the total sum of euro 4,704,000.00 (four million seven hundred four thousand point ze-ro zero), of which euro 2,800,000.00 (two million eight hundred point zero zero) for principal, euro 1,344,000.00 (one million three hundred forty-four point zero zero) for a three-year period of interest, including any default interest, at the rate which, for the sole ends of the mortgage registration, is fixed as 16% (sixteen per cent) annually, plus euro 560,000.00 (five hundred sixty thousand point zero zero) for expenses and accessories (for example the charges contractually agreed for the cases of lapses from the benefit of the term, termination of the Agreement or early total repayment of the loan; foreign exchange risk, foreign exchange fees or other fees in the case of disbursement of the loan in foreign currency; any judgment expenses, as well as those laid down in the first point of article 2855 of the Civil Code; insurance premiums for policies against fire or lightening; the reimbursement of any taxes or duties) and any sum which may be due in connection with the present Agreement or any additional or quittance deeds.
3. Pursuant to article 39, third point of Law Decree n. 385/1993, the mortgage, following the application of the index-linking clause to the loan, in accordance with article 2 of the present Agreement, guarantees the credit of the “Bank” up to the amount which is effectively due in compliance with the application of the above clause.
4. The “Debtor” expressly authorizes the competent Office of the Territory - Real Estate Advertising Service to proceed to record the mortgage in the appropriate registers, as permitted above, on the simple request of the “Bank” and with exoneration of every responsibility.
5. The “Debtor” guarantees the free and full ownership of the real estate subject to the mortgage to the benefit of the “Bank”, and the absence of any constraints or charges of an kind, with the exception of:
* The mortgage recorded in Como on 26 November 1996 under numbers 20963/3730 to the benefit of Banca Nazionale del Lavoro S.p.A., with registered offices in Rome, for Lire 4,425,000,000;
* The mortgage recorded in Como on 1st June 1999 under numbers 11016/2938 to the benefit of Banca Nazionale del Lavoro S.p.A., with registered offices in Rome, for Lire 5,040,000,000;
* The mortgage recorded in Como on 23 July 2004 under numbers 26464/5095 to the benefit of Banca Nazionale del Lavoro S.p.A., with registered offices in Rome, for euro 3,360,040.00.
Art. 6
(Expenses and Taxation System)
3. All the expenses related to and arising from the present Agreement, as well as the substitute tax laid down in articles 17 and 18 of Presidential Decree n. 6011 of 29 September 1973, and subsequent modifications, are to be charged to the “Debtor”, who expressly undertakes responsibility for them. In their regard, the tax benefits granted in compliance with art. 15 of the aforementioned Presidential Decree are applied.

2. In particular, the “Debtor” expressly undertakes responsibility for all the charges, fees and expenses charged to her arising from the present Agreement and for the duration of the loan. All the above are shown in the informative sheets published by the “Bank” pursuant to article 116 of Law Decree n. 385/1993, on the basis of the tariffs applied at the time by the “Bank”. The covenants specifications attached to the present Agreement include the tariffs currently in force with regard to the above-mentioned charges, fees and expenses. In this regard, the “Debtor” expressly accepts, pursuant to article 117, fifth point of the aforementioned Law Decree, that, during the period of the loan, the above-mentioned charges, fees and expenses may vary unfavorably for the “Debtor”. Any variations shall be communicated by the “Bank” in compliance with the terms and conditions laid down in the heading n. 4, paragraph 1 of the above-mentioned Law Decree.
3. The present Agreement benefits from the reduction of Public Notary fees foreseen by article 39, last point of Law Decree n. 385 of 1st September 1993.
4. Pursuant to article 117,first point of the above-mentioned Law Decree n. 385/1993, the “Debtor” acknowledges that the sealing Public Notary shall deliver to it an authentic copy of the present Agreement and related integrating and quittance deeds, complete with the specifications of the formal registration and recording of the same.
5. The “Debtor” declares that it has availed itself of the right to obtain a complete copy of the contractual text, suitable for the execution of the Agreement, before the undersigning of the same.
Art. 7
(Express Approval of Obligation Clauses)-
1. The “Debtor” declares to have expressly approved the clauses:
- Of the present Agreement in regard to default interest (article 4); expenses and taxation system (article 6);
- Of the covenants specifications attached herewith regarding the investment program and fee for non-use (article 2); insurance obligations (article 3); obligations in regard to the assets financed by the loan (article 4); waive of subrogation and contribution (article 6); payments and fiscal charges (article 7); lapse of the benefit of term and termination of the agreement (article 9); termination clauses of the agreement (article 10); effects of lapse of the benefit of the term and termination of the agreement (article 11); accounting of payments (article 12) waive to exceptions (article 14); proof of credit (article 15); early reimbursement (article 19); charges, fees and expenses (article 21).
Art. 8
(Election of Domicile)
1. For the purposes of the mortgage, the “Bank” elects domicile in Como, piazza Cavour 34, at the local branch, and, for the purposes of the present Agreement and any judgments, in Milan, piazza San Fedele n. 1/3, at the registered offices of its Area of the Lombardy Territory.
2. For all the purposes of the present Agreement, the “Debtor” elects domicile as indicated above.
DESCRIPTION OF THE ASSETS OWNED BY THE DEBTOR
BEING THE SUBJECT OF THE MORTGAGE
- Development for industrial use in the Municipality of VILLA GUAR-DIA, cadastral section of CIVELLO, piazza XX Settembre n. 2, made up of a three-floor industrial building above ground level (ground, first and second floors), plus an appurtenant area on which are located minor detached units (pump rooms, tank, meters room, utility room, tank room, tank, containing tank and weighing machine.
The industrial building together with the smaller units is identified as follows in the Cadastral of Buildings in compliance with change notification n. 118328, submitted to the Office of the Territory of Como (pursuant to Ministerial Decree n. 701/94) on 27 October 2005, file n. CO0274166:
Sheet 2
Cadastral map 2439 sub. 701 (two thousand four hundred thirty-nine subordinate seven hundred one) - piazza XX Settembre n. 2 - Ground, 1st and 2nd floors
- Category D/1 - (proposed) cadastral value euro 40,398.00
The appurtenant covered and uncovered area is identified in the Land Cadastral as follows:
Sheet 2 - automated sheet n. 9
Cadastral map 2439 - Hectares 1.28.20 - urban unit without income

Cadastral map 18 - sowable land 2 - Hectares 0.32.00 - Desmenial value euro 13.22 - Agricultural value euro 13.12
Cadastral map 661 - sowable and arboreus land 2 - Hectares 0.20.40 - Desmenial value euro 9.48 - Agricultural value euro 9.48
Cadastral map 662 - sowable and arboreus land 2 - Hectares 0.01.90 - Desmenial value euro 0.88 - Agricultural value euro 0.88
(Cadastral maps: two thousand four hundred thirty-nine; eighteen; six hundred sixty-one; six hundred sixty-two; for a total of one hectare, eighty-two ares and fifty centiares)
Borders: On perimeter borderline from north to east: street, ex premises of railway line Nord Como-Varese, cadastral map 123 of Land Cadastral; street, cadastral maps 55, 1204, 1202, 1206 of Land Cadastral.
The parties have expressly exonerated me, Public Notary, from the reading of the attachments, having declared that they possess full knowledge of them.
I, Public Notary, have read this deed, drawn up under my responsibility and typewritten by a person entrusted by me, to the parties before me, who have declared to approve it.
Written on 2 (two) sheets, on 6 (six) full sides and part of seventh.
Signed: Bruno Dagostini, Claudio Lunati, Laura Iris Ferro
Signed: Massimo Caspani, Public Notary.

Banca Nazionale del Lavoro S.p.A.	Attachment “A” to
Repertory No. 49404/18370

SPECIFICATIONS
Of the Covenants and Conditions Forming an Integral Part
of the Loan Agreement

Art. 1
(Conditions and Terms of Disbursement)
1. The amount of the loan shall be disbursed in one or more installments, as the “Bank” deems fit, once the warranties have been met and any conditions foreseen by the granting resolution have been fulfilled, on condition that, after the stipulation of the Agreement, no prejudicial events or circumstances have occurred. In particular, the disbursement can take place - after the stipulation of the related deed of quittance, in case it is not disbursed at the same time as the stipulation of the Agreement - after the “Debtor” has produced the following documentation under its own responsibility and at its own expense:
a) In the case of loan agreement stipulated by public deed: authentic copy of the agreement issued for all executive purposes, including the final Public Notary statement in which it is certified without reservation:
- That the mortgage which can guarantee the loan has been regularly recorded; that the mortgage has the same degree foreseen in the granting resolution and that the real estate mortgaged is shown to be under the compete ownership of the “Debtor” or the possible “Mortgage Providers”;
- That the “Debtor” and any possible “Mortgage Providers”, “Constituents” of the lien and “Warrantors” have regularly entered the agreement and have been in the full and free possession of their rights for at least eleven days from the date of recording of the above-mentioned mortgage;
b) In the case of loan agreement stipulated by recorded private deed: the original complete with the registration details, together with documentation, to be produced in the format required by the “Bank”, proving that the “Debtor” has regularly entered the agreement and is in full and free possession of its rights;
c) In case of loan guaranteed by mortgage and/or lien, two duplicate copies of the certificate of registration of the mortgage, two duplicate copies of the certificate of registration of the lien, and a copy of the insurance policy of the assets offered in guarantee, regularly restricted in favor of the “Bank”;
d) The original documents of any possible warranties provided with deeds separate from the agreement, as foreseen by the granting resolution of the “Bank”, or any original deeds proving the fulfilling of any conditions foreseen by the above-mentioned resolution.
2. Should the “Debtor” fail to provide all the documentation indicated above within a period of three months (or within the shorter period foreseen in article 1 of the agreement) from the date of stipulation of the agreement, the “Bank” shall be entitled to consider the agreement terminated, save the faculty of the “Bank” to defer the aforementioned period (the “Debtor” shall however remain responsible for the procedure expenses and any other charges connected to or arising from the loan, including any cost related to the cancellation of any deeds recorded to warranty the loan). Similarly, the “Bank” is entitled to consider the loan agreement terminated should any factual circumstances emerge (also before the expiry date of the above-mentioned period) or should the aforementioned documents show irregularities of such a nature which, had they been known in advance, would have prevented the stipulation of the agreement.
3. The partial disbursement of the loan, before the fulfillment of one or all of the conditions required, does not prejudice the effectiveness of the agreement, and neither does it constitute a waiving of any possible warranties acquired or to be acquired.

Art. 2
(Investment Program and Fee for Non-Use)
1. The Debtor” undertakes to employ the loan sum within the term of use or by the date foreseen for the beginning of the amortization established in the agreement, exclusively to achieve the objective indicated in the agreement.
2. In the case in which the objective of the loan is the realization of an investment program, the latter must be completed by the date foreseen for the beginning of the amortization.
In the hypothesis in which by such date, or by the date of the term of use no disbursement has been made, for any reason due to the “Debtor”, including the absence of request for disbursement, the loan shall be considered to have been definitively waived by the “Debtor”.
3. In the case in which the program is brought to conclusion without any withdrawing of the full amount, the loan shall be amortized in any case, starting from the date agreed, for the lesser sum effectively disbursed, thus reducing the reimbursement installments proportionally.
4. In the case in which, on the date agreed for the commencement of the amortization, the amount of the loan is not fully disbursed owing to failure to execute the investment program fully, the “Bank” shall have the faculty to terminate the agreement or to allow the amortization of the loan for the lesser sum disbursed.
5. In any case, the “Debtor” undertakes to pay a una tantum fee equal to 0.375%, with regard to the sums which are not utilized by the term agreed for the beginning of the amortization. The above fee shall be paid at the end of the aforementioned term.
Art. 3
(Insurance Obligations)
1. The “Debtor” and any possible “Mortgage Providers” and “Constituents” of the lien are jointly and severally obliged to keep insured the assets indicated below with primary insurance companies until the total repayment of the debt arising from the loan and for a value considered to be fair and just by the “Bank” itself:
a) The assets possibly subject to mortgage and their related appurtenances, as well as any plant, machinery, equipment and instrumental assets which may be subject to lien, against risks of fire, lightening, explosions in general, aircraft crashes and any other accessory risks;
b) The ships possibly subject to mortgage, against ordinary or war risks of navigation and, in the case of ships under construction, against all the construction risks of the ships and their related propulsion systems (including shop risk, launching, fitting, trials, storage, voyages of transfers and deliveries), including Protection and Indemnity insurance.
c) The motor vehicles possibly subject to the mortgage, against risks of civil liability towards third parties, both for disasters and injuries and damage to people and things; against fire and theft risks; stationary risks of semi-articulated trailers and similar vehicles, as well as against any accessory risks.
2. The related policies, which must regard exclusively the assets mentioned above, shall be restricted in favor of the “Bank”, in order that the latter, in the case of accident or damage, may collect all the sums due from the insurance company with absolute privilege.
3. The “Debtor” and any possible “Mortgage Providers” and “Constituents” of the lien are obliged to return the damaged assets to their original condition. The “Bank” benefiting from this restriction shall authorize the payment of the indemnities liquidated by the insurance company in favor of the beneficiaries, always on condition that the latter have provided to repair the damage. In the contrary case, the indemnities mentioned above shall be employed by the “Bank” for the total or partial repayment of the loan.
4. The “Debtor” and any possible “Mortgage Providers” and “Constituents” of the lien are obliged to submit to the “Bank” the receipts of the insurance premiums, on each request of the “Bank”. In the case of non-compliance with the above, save the faculty of the “Bank” to terminate the agreement, the “Bank” shall have the right to enter directly into contracts with companies selected by “Bank” itself, or to renew the insurance contracts and pay the related premiums, with the right to recuperate the principal, interest, expenses and accessory costs from the “Debtor” or any possible “Mortgage Providers” and “Constituents” of the lien. The “Bank” is furthermore entitled to waive, also on its own initiative, the insurance coverage mentioned above.
5. In the case of accidents, the “Debtor” and any possible “Mortgage Providers” and “Constituents” of the lien, undertake to inform the “Bank” regarding the accident occurred, within the term of three days. The “Bank” shall have the right to intervene in the assessment procedures of the damage or to start such procedures at the expense of the “Debtor”.

Art. 4
(Obligations Regarding the Assets Financed by the Loan)
The “Debtor” and any possible “Mortgage Providers” and “Constituents” of the lien are obliged not to alter the purpose of the assets possibly subject to the mortgage, and to abstain from removing or disposing of the plant, machinery, equipment and instrumental assets possibly subject to lien, without the written consent of the “Bank”. The “Debtor” and the “Constituents” of the lien hereby undertake to subject to lien, in favor of the “Bank”, any plant, machinery, equipment and instrumental assets in substitution of those removed or subsequently installed.

Art. 5
(Effectiveness of the Mortgage and Lien)
The mortgage and lien possibly issued in favor of the “Bank” shall remain in full effect both in the case of total or partial waiving by the “Bank” of any other warranties already securing or that may secure the loan, and in the case of total or partial nullity or voidance of the same.

Art. 6
(Waiving of Subrogation and Contribution)
Any payment made by any person, giving rise to partial, legal or conventional subrogation, as laid down in article 1201 and the following articles of the Civil Code, shall not give right to contribution, as laid down in article 1205 of the Civil Code.

Art. 7
(Payments and Fiscal Charges)
1. The amount of the interest and amortization installments of the loan and of any other payment due to the “Bank” must, in any case, be net of any charge or burden to the “Bank”.
2. Any higher charges arising from taxes, duties or any direct or indirect, personal or real, present or future charges or burdens of any kind, which may affect the “Bank” due to, or as a consequence of, the loan, as well as any possible increase in the current fiscal charges, shall be exclusively charged to the “Debtor”. The “Debtor” must keep the “Bank” fully guaranteed and indemnified providing it, also in advance, with the sum required by the Tax Office. The “Debtor” is entitled to conduct, at its own expense, the procedures and objections deemed well-founded, of which the “Bank” shall have the right to abstain from any involvement of any kind.

Art. 8
(Additional and Quittance Deeds)
The “Debtor” and any possible “Mortgage Providers” and “Constituents” of the lien or “Warrantors” are obliged to undersign any additional and quittance deeds or any modifications of the loan agreement which the “Bank” may deem necessary.

Art. 9
(Lapse of the Benefit of the Term and Termination of the Agreement due to Breach)
1. The “Debtor” expressly acknowledges and accepts that, in the case of non-payment of even a single overdue installment of the repayment of the principal or of the interest payment, including any pre-amortization installment, the “Bank” shall have the faculty to consider the “Debtor” no longer entitled to the benefit of the term pursuant to article 1186 of the Civil Code, or it shall have the right to terminate the agreement ipso iure, pursuant to article 1456 of the Civil Code. In either case without any need to start default procedures or judicial requests.
2. In the case in which the loan has been granted pursuant to article 38 and following of Law Decree n. 385/1993, the special norms laid down in article 40, second point - which foresee the possibility of terminating the agreement after the non-payment of two overdue installments -shall be applied for the termination of the agreement. Also in this case, the “Bank” shall have the right to terminate the agreement ipso iure, pursuant to article 1456 of the Civil Code, without any need to start default procedures or judicial requests.

3. The lapse of the benefit of the term or the termination of the agreement shall take place immediately by law, in the case in which the “Bank” communicates to the “Debtor” that it intends to avail itself of the present clause. This must be communicated by registered letter, telegram or via fax.
4. Furthermore, the “Bank” shall have the faculty to terminate the loan agreement pursuant to article 1456 of the Civil Code, starting from the date of effectiveness of the written notice to the “Debtor” also in the following cases of breach of contract:
a) Use of the loan for objectives other than those indicated in the agreement;
b) Failure to provide the documentation requested in article 1 above;
c) Non-completion of the possible investment program which is the object of the loan by the date foreseen for the beginning of the amortization;
d) Changes in the juridical status or company structure of the aforesaid “Debtor”, or any modifications or cessation of its activity, of such a nature as to prevent the completion of the investment program or the achievement of the objective which is the subject of the loan;
e) Changes in the end-use of the company assets, or removal, assignment or disposal, even partial, of the plant, machinery, equipment and instrumental assets possibly subject to the mortgage or lien, without the agreement of the “Bank”:
f) Failure to stipulate the policies indicated in article 3 above or non-payment of the related premiums;
9) Non-completion of any additional or quittance deeds, of any modifications of the loan agreement, or of any deeds constituting a lien on the assets subsequently installed, as deemed necessary by the “Bank”, due to facts under the responsibility of the “Debtor”, any possible “Mortgage Providers”, “Constituents” of the lien or “Warrantors”;
h) Total non-execution or delays in the execution of any of the obligations arising from the agreement on the part of the “Debtor”, unless the “Debtor” remedies the breach within fifteen days of the receipt of the request of the “Bank” to remedy the breach;
i) In the case in which the loan is disbursed with funds of the “B.E.I.”, false statements on the part of the “Debtor” to the “Bank” for the purpose of the approval of the investment program by the “B.E.I.”, or non-compliance with the obligations applied by the “B.E.I” to the “Debtor”, as laid down in the loan agreement and in any subsequent additional and quittance deeds;
l) In the case of the mortgage being issued on the assets granted on desmenial license, revocation, lapse or termination of the desmenial license.
5. In the occurrence of one of the events indicated in the above points 1, 2 and 4, the “Debtor” and any possible “Warrantors” must pay the sums due, as indicated in article 11 below. The sums must be paid within the five day term starting from the receipt of the communication made via registered letter, telegram or fax in which the “Bank” will communicate to the “Debtor” that it intends to avail itself of the lapse of the benefit of the term or the termination of the agreement.

Art. 10
(Termination Clauses of the Agreement)
1. The following represent termination conditions of the agreement:
a) Protested bills or bank cheques or the filing of provisional or executive proceedings against the “Debtor” and any possible “Warrantors”, or should these be subject to insolvency procedures, or in the case of voluntary liquidation of the “Debtor”, or placing of the same into receivership;
b) Executive proceedings against any assets possibly provided in guarantee by third party “Warrantors” or in the event of insolvency procedures characterized by liquidation against the latter;
c) The termination of other loan agreements granted by the “Bank”, or the revocation of credit lines possibly granted by the same to the “Debtor”;
d) A decrease in the value of the collateral securities possibly provided in regard to the loan, due to the effect of the general or local depreciation of the real estate, or due to any other cause, of such an extent so as to reduce the margin of warranty assessed at the time of granting, or a decrease in the general warranty constituted by the assets of the "Debtor" and any possible “Warrantors”, of such an extent so as to endanger the satisfaction of the credit right of the “Bank”;

e) The emergence of facts or circumstances with regard to the “Debtor” or any possible “Warrantors” which, had they been known previously, would have prevented the stipulation of the loan agreement;
f) In the case in which the loan is disbursed with funds of the “B.E.I.”, the total or partial termination of the loan granted by the same;
g) In the case in which the loan is disbursed with funds of Mediocredito Centrale S.p.a. or Artigiancassa S.p.a., the revocation, or termination of the support of such entities:
h) In the case of loans supported by benefits regarding interest due, as agreed with the competent bodies; the non-granting, revocation or termination of the above benefits.
2. In the occurrence of one of the events indicated above, the “Debtor” and any possible “Warrantors” must pay the sums due, as indicated in article 11 below. The sums must be paid within the five day term starting from the receipt of the written communication made by the “Bank”, also by telegram or fax, in which the “Bank” will communicate to the “Debtor” that it intends to avail itself of the termination clause of the agreement.
3. If, however, the “Debtor” undergoes bankruptcy proceedings, composition with creditors, compulsory winding up or goes into administration, no communication by the “Bank” shall be necessary since the loan agreement will be terminated ope legis.

Art. 11
(Effects of Lapse of the Benefit of Term and Termination of the Agreement)
1. Save all the legal and conventional warranties possibly given in favor of the “Bank”, in all the cases of lapse of the benefit of the term or termination of the agreement, as foreseen in the above articles 9 and 10, the “Debtor” or any possible “Warrantors” must pay the entire debt arising from any unpaid installment, residual principal, contractual or default interest for the amount agreed in the contract, accessory costs and expenses, including any judicial expenses incurred by the “Bank”, and any other sum for which the “Bank” is deemed to be a creditor. This includes any compensation, fees and penalties foreseen by the “B.E.I.”, the Mediocredito Centrale S.p.a, or the Artigiancassa S.p.a., in the case in which the loan has been disbursed with funds granted by the aforementioned organizations.
2. In the case of loans expressed in foreign currency, the above amounts, as well as any other cost to be charged to the “Bank” deriving from the consequent early payment of the funding operations expressed in foreign currency (including any operations carried out by the “Bank” itself in order to use the funds collected through the issuance of securities, including any securities with a fixed rate, to allow the disbursement of the loan), shall be converted by the “Bank” into euros, at the foreign exchange rate applied on the date of lapse or termination.
3. Default interest shall be due at the rate fixed in the agreement on the total amount calculated as specified above.

Art. 12
(Accounting of Payments)
Save any different resolutions by the “Bank”, any payment made by the “Debtor” shall be first of all accounted for the reimbursement of expenses and accessory costs, then for interest payments and, lastly, for the principal repayment.

Art. 13
(Essentials, Joint Responsibility and Non-Severability of Contractual Obligations)
All the Obligations undertaken by the “Debtor” and any possible “Mortgage Providers”, “Constituents” of the lien and “Warrantors” are deemed to be essential and undertaken with joint and non-several responsibility, also with regard to each of their successors and assigns, also in the case of special obligations.

Art. 14
(Waiving of Exceptions)
No exception or opposition may release the “Debtor” and any possible “Mortgage Providers”, “Constituents” of the lien and “Warrantors” from the obligations undertaken by the same, in any place or for any reason towards the “Bank, until the credit of the “Bank” arising from the loan has been completely repaid.

Art. 15
(Proof of Credit)
The excerpts from the accounting books of the “Bank” shall always constitute full proof, in any forum and for any effect, against the “Debtor” and any possible “Mortgage Providers”, “Constituents” of the lien and “Warrantors”, their successors or assigns, with regard to the amount of the credit of the “Bank” towards the “Debtor”. The aforementioned parties waive any exception or objection with regard to the above on their own behalf, and on behalf of their successors or assigns.

Art. 16
(Checks)
1. The “Debtor” agrees to allow inspections, technical, accounting and administrative checks at any time on the part of the trusted officers of the “Bank”, and to reimburse all the related expenses.
2. In the case in which the loan is disbursed by the “B.E.I.”, the “Debtor” undertakes to allow any person designated by such European Community Bodies or by the European Community Court of Audit to carry out visits, inspections and checks of the premises, plant and works subject of the loan, assisting them in their task.

Art. 17
(Safeguard of the Environment)
The “Debtor” undertakes to adopt, in compliance with all the norms and laws in force, any technical measures which are necessary to eliminate any form of pollution of the natural environment arising from its activities in the premises which are subject of the loan agreement.

Art. 18
(Application of Collective Labor Contracts)
The “Debtor” undertakes to apply conditions that are not inferior to those that apply to the Collective Labor Contracts for the category and area in regard to its own workforce.

Art. 19
(Early Reimbursement)
1. On expiry of the term of eighteen months and one day from the date of disbursement, the “Debtor” shall have the faculty to proceed to the early reimbursement or to the partial reimbursement of the loan, with advance notice of ninety days with respect to the date of reimbursement, which, in any case, must coincide with the due date of one installment. In the case of early reimbursement, the “Debtor” must pay the “Bank” an all-inclusive sum (apart from the residual principal debt, any possible installment in arrears and the related default interest, together with any possible expenses an accessory costs accrued) made up as follows:
1)	Loans at variable market rates, in euro or foreign currency:
a) A fee equal to 0.30% to apply to the debt on capital line subject to early reimbursement, multiplied by the number of years or fractions thereof remaining to the date of the original reimbursement;
b) Administration fees for the calculation of the reimbursement: euro 51.65;
2)	Loans at fixed market rates, in euro or foreign currency:
a) The fee indicated in the previous point 1a);
b) Administration fees for the calculation of the reimbursement indicated in the previous point 1b);

c) An amount equal to the difference between the interest share, calculated at the investment rate agreed in the loan agreement, which the “Bank” would receive if the same was not subject to early reimbursement, and the interest share of a reinvestment loan, of an amount equal to the early reimbursed principal, of a duration equal to the residual duration and at a rate equal to the “Rendistato” (Government Yield) parameter calculated in the calendar month previous to that in which the early reimbursement takes place, taken from the table “Titoli di Stato Italiani - Rendimenti effettivi” (“Italian Government Securities - Effective Yields”) published in the newspaper “Il Sole 24 ore”. The sum due as specified above shall be payable to the “Bank” at its effective value on the date of early reimbursement, by applying an actualization rate equal to the aforementioned reinvestment rate;
3)	Loans at all-inclusive facilitated fixed rates by law:
a) The fee indicated in the previous point 1a);
b) Administration fees for the calculation of the reimbursement indicated in the previous point 1b);
c) Amount indicated in the previous point 2c);
d) Amount equal to the substitute tax which previously remained to the charge of the “Bank”, applied to the early reimbursed principal. .
2. In the case of a loan disbursed with funds coming from the “B.E.I.” the above faculty of early reimbursement is granted to the “Debtor” only if it is foreseen in the corresponding loan agreement between the aforesaid body and the “Bank”. The early reimbursement can take place only with the consent of the “Bank” and with the prior authorization of the aforementioned body, and it must be carried out within the terms and conditions fixed by the same. An all-inclusive fee made up as follows must in any case be paid by the “Debtor”:
a) The fee indicated in the previous point 1a);
b) Administration fees for the calculation of the reimbursement indicated in the previous point 1b);
c) With limitation to the loans regulated at fixed rate: An amount equal to the difference between the interest share, calculated at the investment rate agreed in the loan agreement, which the “Bank” would receive if the same was not subject to early reimbursement, and the interest share of a reinvestment loan, of an amount equal to the early reimbursed principal, of a duration equal to the residual duration and at a rate equal to the rate that shall be communicated by the “B.E.I.”. The sum due as specified above shall be payable to the “Bank” at its effective value on the date of early reimbursement, by applying an actualization rate equal to the reinvestment rate communicated by the “B.E.I.”.
3. No other charge shall be payable by the “Debtor” other than those indicated above.
4. As foreseen by the resolution dated 9 February 2000 of the Interdepartmental Committee for Credit and Savings, the following examples of the application of the calculation formula indicated in point 3) of the previous point 1 are shown. The examples show the calculation of the fee due, considering an early reimbursed principal of 1,000 euro and two different hypotheses of the residual amortization period of the debt (three and five years):

Example of the application of the calculation formula for the fee due in case of early reimbursement of a fixed interest rate loan

	Early reimbursement of principal: euro
	1,000
	Residual amortization time of the debt
	3 years	5 years
a) Fee (1):	9.00	15.00.
b) Difference, calculated installment by installment, between: - total interest at the investment rate:	280.16 -	460.10- -
14.85% (2):	66.97	109.99
- total interest at the reinvestment rate:	213.19	350.11
3.55% (2):
	203.43	326.34
Actualized (3) at the date of early	51.65	51.65
Reimbursement (4), at a rate of 3.55%:	2.50	2.50
c) Administration expenses for reimbursement calculation: d) Recovery of substitute tax (5):
Total fee for early reimbursement	euro 266.58	euro 395.49
(1) Equal to 0.30% of the early reimbursement of debt in capital line, multiplied by the number of years or fractions thereof remaining to the date of the original reimbursement.
(2) Less favorable values for the clientele recorded by the indexes over the last three years.
(3) The actualization formula, applied to the difference of interest of each installment still due with respect to the original payment date, is the following = 1- [(gg x t) : (gg x t + 36,500)], where gg = n. of days between the date of the early reimbursement and the due date of the individual installment; t = actualization rate.
(4) Coinciding with the initial date of the residual period (three or five years) of amortization.
(5) Amount equal to the substitute tax (at present 0.25%) applied to the early reimbursement of principal (the recovery is applied only in the case of a loan with facilitated all-inclusive interest rate by law).

Art. 20
(Contribution on Interest Account)
1. In the case of non-granting, revocation, or termination of any possible facilities on interest account granted by the competent bodies, the “Debtor” shall be deemed no longer eligible to the benefits of law, and it shall pay the “Bank” the interest in full measure, respectively from the first pre-amortization installment in the first two cases, and from the time of termination of the contribution in the latter case.
2. The aforementioned rate shall also be applied, with limitation to any amount in excess and for the further duration, in the case in which the contribution on interest account is granted for an amount or duration inferior to those of the loan granted by the “Bank”.
3. The faculty of the “Bank” to terminate the loan agreement, as foreseen under letter h), of the previous article 10, is unprejudiced in any case.
4. In the hypotheses of non-granting or revocation of the contribution on interest account, the substitute tax, as laid down in articles 17 and 18 of Presidential Decree n. 601 of 29 September 1973, and subsequent modifications, shall be charged to the “Debtor”. The related amount must be reimbursed to the “Bank”, on request of the latter”.

Art. 21
(Charges, Fees and Expenses)
The tariffs currently in force regarding the charges, fees and expenses to be charged to the “Debtor” in connection with the agreement for the period of duration of the loan are the following:
•	Procedure expenses:
Variable with respect to the amount of the loan, with a minimum of euro 129.11 and a maximum of euro 7,746.85:
- Up to euro 500,000.00: - From euro 500,000.00 to euro 2,500,000.00: - Over euro 2,500,000.00:	0.20% euro 1,000.00 + 0.15% on the amount exceeding 500,000 euro 4,100.00 + 0.15% on the amount exceeding 2,500,000
The procedure expenses are due, for an amount equal to half of the sum calculated as indicated above, also in the case of waiving or filing of the loan procedure before the stipulation of the loan agreement.
The procedure expenses are due in full, together with the expenses for the cancellation of the mortgage, in the case in which the loan agreement has been stipulated.
•	Expert assessment expenses (for both the expert of the Bank and the external expert applying special tariffs):
Variable with respect to the amount of the loan	maximum euro 1,549.37

•	Concession fee:
Una tantum on the stipulated amount	maximum 2.00%

•	Fee for the negotiation of foreign currency:
To be paid on the loans expressed in foreign currency at the time of disbursement, conversion and reimbursement	0.15%
•	Fee for non-use:
To be applied at the beginning of the amortization on the share that is not disbursed, in the cases in which the disbursements do not reach the total amount of the loan	0.375%
•	Fee for the provision of funds from abroad:
Any possible agency fees, management fees, commitment fees and legal fees for the stipulation of the agreement with the foreign lending Institute
•	Duties and expenses for various services (Excluded Public Notary fees):
- Undertaking:
- Company variations, changes in the personal and/or collateral securities:
- Changes in the contractual terms:
- Loan division/reduction:
- Loan cancellation, reductions o restrictions:
- Certificate for Audit Companies:
- Statement of credit certification:
- Statement certifying the amount of the residual debt:
See procedure expenses euro 516.46 euro 516.46 euro 516.46 euro 516.46 euro 154,94 euro 103,29 euro 51,65

•	Public Notary fees: to the charge of the loan borrower; to be paid directly to the Public Notary.

Attachment "B" to Repertory No. 49404/18370

BNL
Nazionale del Lavoro
Gruppo BNL

 SYNTHETIC DOCUMENT Attachment “___”
(Art. 9 of the resolution dated 4 March 2003 of the Interdepartmental Committee for Credit and Savings)
Medium long-term loan in euro at the market rate in favor of enterprises
Pursuant to articles 10, 38 and following of Law Decree n. 385 of 1/09/93 (Consolidation Act of the Laws regulating Bank and Credit Matters)

Borrower	GENTIUM SPA-
Amount	€. 2,800,000.00-
Deed	Public deed
Source	Funds from Banca Nazionale del Lavoro S.p.A.
Duration	8 years, of which 12 months maximum of pre-amortization
Interest rate	Variable on a six-monthly basis, in accordance with the 6-month “Euribor" parameters increased by 0.15 points, plus 0.85 points spread annually in favor of the Bank. Calculation method: 365/360.
Cost Synthetic Indicator (C.S.I.)
Indicative value valid in the hypothesis of the application of the rate calculated according to the aforementioned parameter, at the current value date, with disbursement at the same time of stipulation: 4.23%.

Default interest rate
Should the default interest rate, calculated as specified above, be equal to or higher than the threshold rate established pursuant to law n. 108/1996, the related threshold rate shall be applied to each calendar quarter of default. In any case, the default rate shall not be lower than the rate agreed in the contract. Calculation method: 365/360.

Disbursement conditions	In a single installment, after the execution of the deed of quittance.
Reimbursement conditions	By n. 14 deferred six-monthly installments, inclusive of constant principal share amounting to €. 200,000.00, plus interest on the residual debt.
Warranties	Real estate mortgage.
Fees, expenses and charges
- Procedure expenses: €. 1,000.00;
- Granting fee: 0,05% una tantum of the amount stipulated;
- Public Notary fees: to be settled directly with the sealing Public Notary;
- Substitute tax: 0.25% of the amount disbursed, una tantum, to be settled at the time of disbursement;
- Fee for non-use: to be applied at the rate of 0.375% at the beginning of the amortization on the share not disbursed, in cases in which the disbursements do not reach in total the amount of the loan;
- Various expenses:
a) Undertaking: from a minimum of euro 129.11 to a maximum of euro 7,746.85;
b) Company variations, modification of the guarantees: euro 516.46, plus Public Notary expenses;
c) Modification of contractual terms: euro 516.46, plus Public Notary expenses;
d) Division/reduction of the loan: euro 516.46, plus Public Notary expenses;
e) Mortgage cancellation/reduction/restriction: euro 516.46, plus Public Notary expenses;
f) Certification for audit company: 154.94;
g) Statement of credit: euro 103.29;
h) Statement certifying the residual debt: euro 51.65;
i) Reimbursement calculation: euro 51.65.

All-inclusive fee for early reimbursement
a) Fee equal to 0.30% to apply to the residual debt in capital line multiplied by the number of years or fractions thereof remaining to the date of the original reimbursement;
b) Administration expenses equal to euro 51.65.

Principal rights, obligations and limitations in the relationship with the client
- Amount of the mortgage and of any possible lien and surety given in favor of the bank: 168% of the loan amount granted;
- Charges, fees and expenses: the Bank has the unilateral right to vary, unfavorably for the loan borrower, during the period of the loan, the amount of the charges, fees and expenses related to the loan (any variations shall be communicated by the Bank in accordance with the terms and conditions indicated in the 6th heading, 1st paragraph of the Bank Consolidation Act);
- Copy of the stipulated agreement: the client has the right to receive a copy of the stipulated agreement, to which is attached the present “Synthetic Document” summarizing the principal conditions applied;
- Tacit renewal of the agreement at the expiry date, acceptance of ancillary agreements, bodies and procedures of out-of-court settlement of controversies: not foreseen;
- Competent court: as foreseen by law (place of conclusion of the agreement);
- Obligations and limitations of the loan borrower:
a) Presentation of the agreement documentation following the stipulation of the agreement, under the responsibility and at the expense of the borrower (authentic copy issued for all executive purposes, or original copy complete with registration details in the case of stipulation by private deed; final Public Notary statement; two duplicate copies of any possible note of mortgage recording and registration of the lien; copy of the insurance policy regarding the assets offered in guarantee, restricted in favor of the Bank; original copies of any guarantees possibly given by means of separate deeds). Should the debtor fail to provide all the documentation indicated above within the terms of the agreement, the Bank shall be entitled to consider the agreement terminated, save the faculty of the “Bank” to defer the aforementioned period (the debtor shall however remain responsible for the procedure expenses, the expenses for the cancellation of any written documentation and every other charge related to the loan); b) Employment of the loan amount exclusively for the realization of the objective indicated in the agreement: in the case in which the loan has the objective of realizing an investment program, the latter must be completed by the date foreseen for the beginning of the amortization. If, by such date, no amount has been disbursed, the loan shall be deemed definitively waived. Vice versa, if, by such a date the amount of the loan has not been fully disbursed, due to the failure in executing the program completely, the Bank shall have the faculty to terminate the agreement or to allow the amortization of the loan for the sum disbursed; c) Insurance of the real estate or other assets possibly being the subject of collateral securities, with primary insurance companies, until the total reimbursement of the debt, for the value and against the risks decided by the Bank, with a restriction of the related policies in favor of the latter; d) Restriction regarding the end-use of the real estate and withholding of permission to remove or dispose of the chattels possibly being the subject of collateral security, without the written consent of the Bank;

e) Exclusion of contribution as laid down in 1205 of the Civil Code, in the case of any payment made by any person, giving rise to partial, legal or conventional subrogation, as laid down in article 1201 and the following articles of the Civil Code; f) Undertaking of all fiscal charges of whatever nature, present or future, which may be charged to the Bank in connection with the loan, as well as any further increase of the same; g) Stipulation of additional and quittance deeds, or any modifications of the loan agreement that the Bank may deem necessary; h) Lapse of the benefit of the term or termination of the agreement in the case of failure to pay even a single installment overdue in regard to the reimbursement of the principal or for the payment of interest, also for pre-amortization, as well as in all the other cases foreseen in the specifications. In such cases, the loan borrower must pay the full debt for any unpaid installments, the residual principal, contractual and default interest, and judicial and other expenses; i) Accounting of payments first of all with regard to the reimbursement of expenses and accessory costs, then for the payment of interest and, finally, the reimbursement of the principal; l) Waiving of exceptions or objections, in any place and for whatever reason against the Bank, until the credit of the latter, arising from the loan, has not been completely paid up; m) Full probative effectiveness of the excerpts of the accounting books of the Bank, in any place and for any effects, of the amount of the credit towards the loan borrower; n) Right of early reimbursement or partial reimbursement of the loan, on completion of the term of 18 months and 1 day from the date of disbursement, only with 90 day notice with respect to the date of reimbursement, which, in any case, must coincide with the due date of an installment, after the payment of the all-inclusive fee foreseen.

°°°°°000°°°°°

Registered in Como on 14 June 2006 under n. 5451 Sr. 1T - Exempt.
I, the undersigned Dr. MASSIMO CASPANI, Public Notary in Como, registered with the Public Notary Roll of Como, certify that the present copy, made up of five pages, is in conformity with the original and attachments.
Como, 19 June 2006.

Stamped and signed